EXHIBIT 21

LIST OF SUBSIDIARY CORPORATIONS

ARCBEST CORPORATION

The Company owns and controls the following subsidiary corporations. Certain subsidiaries which do not qualify as significant in accordance with the applicable rules have not been listed.

	Jurisdiction of	% of Voting
Name	Incorporation	Securities Owned

Subsidiaries of ArcBest Corporation:
ABF Freight System, Inc.	Arkansas	100
Transport Realty, Inc.	Arkansas	100
ArcBest Technologies, Inc. (formerly Data-Tronics Corp.)	Arkansas	100
ABF Cartage, Inc.	Delaware	100
Land-Marine Cargo, Inc.	Puerto Rico	100
ABF Freight System Canada, Ltd.	Canada	100
Motor Carrier Insurance, Ltd.	Bermuda	100
Arkansas Best Corporation (formerly Tread-Ark Corporation)	Delaware	100
Panther Premium Logistics, Inc. (formerly Panther Expedited Services, Inc.)	Delaware	100
ABF Logistics II, Inc. (formerly ABF Logistics, Inc.)	Arkansas	100
ArcBest Enterprise Customer Solutions, Inc.	Arkansas	100
ArcBest Funding LLC (formerly ABF Freight Funding LLC)	Delaware	100

Subsidiaries of ABF Freight System, Inc.:
ABF Freight System (B.C.), Ltd.	British Columbia	100

Subsidiaries of Arkansas Best Corporation (formerly Tread-Ark Corporation):
FleetNet America, Inc.	Arkansas	100
FTI Groups, Inc.	Texas	100

Subsidiaries of Panther Premium Logistics, Inc. (formerly Panther Expedited Services, Inc.):
Panther II Transportation, Inc.	Ohio	100
Expedited Solutions, Inc.	Arkansas	100

Subsidiaries of ABF Logistics II, Inc. (formerly ABF Logistics, Inc.):
ABF Global Supply Chain, Inc.	Arkansas	100
ABF Logistics, Inc. (formerly ABF Multimodal, Inc.)	Arkansas	100
Moving Solutions, Inc.	Arkansas	100

Subsidiaries of Moving Solutions, Inc.:
Albert Companies, Inc.	Delaware	100

Subsidiaries of Enterprise Customer Solutions, Inc.:
Contract Logistics, LLC	Oklahoma	100